Exhibit 10.24

November 22, 2006

Dear August,

This letter is intended to set forth certain agreements and understandings between you and Anheuser-Busch Companies, Inc. (the “Company”).

You and the Company’s Board of Directors (the “Board”) have agreed that commencing on December 1, 2006 you will provide consulting and advisory services to the Company as requested by the Board (the “Services”), which will be distinct from any responsibilities you have as a member of the Board. The term of this agreement is a six-year period ending on November 30, 2012.

As an independent consultant you will determine the manner in which you provide the Services requested. You will not be required to adhere to a designated schedule of hours, and you will not devote more than 130 days in any calendar year to such Services. You are free to provide services to other clients as long as the business of such clients does not compete with any of the Company’s businesses.

The Company may provide you with an office, support services and equipment to more efficiently execute such Services for the duration of this agreement. The Company may also provide your transportation related to the Services consistent with the Company’s current practices, and reimburse your reasonable business-related expenses in accordance with the Company’s Travel Policy as it applies to executive travel. The Company will also provide draught beer services and packaged products to your residence as you may request.

Given your many years as the public spokesman and leader of the Company, and as you will continue to be in a highly visible and public position in retirement as a member of the founding Busch family, the Company believes that it is in its best interest to provide security protection for you and your residence during the term of this agreement.

Further, during the term of this agreement, you and the Company agree that the aircraft lease agreement between the Company and Ginnaire Rental, Inc. (“Ginnaire”) will remain in effect. The Company will also provide fuel, hangar and maintenance services for aircraft owned by you or by Ginnaire. You or Ginnaire will reimburse the Company for these costs consistent with current practices.

August A. Busch III
November 22, 2006

The parties agree that Anheuser-Busch, Inc. will remain obligated under the terms of the Indemnification Agreement dated July 15, 2002 with respect to all claims arising or related to occurrences on or prior to your November 30, 2006 retirement. In connection with any claims asserted against you arising or related to your performance of consulting and advisory services, the Company agrees that you shall have the same indemnification rights against the Company that would have been available to you had you remained an officer of the Company.

You will be providing Services to the Company as an independent consultant, and no provision of, or any action taken under, this agreement shall in any way affect your rights under any Company deferred compensation, employee benefit, welfare or retirement plan.

On behalf of the Board of Directors and shareholders of the Company, I want to thank you for your willingness to serve the Company in this new role. If this letter correctly reflects the agreement of the parties with respect to the matters addressed herein, please execute two copies of this letter and return one fully executed copy to me.

Sincerely,

Anheuser-Busch Companies, Inc.

By:	/s/ Vernon R. Loucks Jr.
Vernon R. Loucks Jr.
Chairman, Compensation Committee, Board of Directors
Anheuser-Busch Companies, Inc.

Acknowledged and agreed to this    22      day of         Nov.       , 2006

/s/ August A. Busch III
August A. Busch III